Date:	November 18, 2015

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES DIVIDEND INCREASE

Danville, VA – At its meeting on November 17, 2015, the Board of Directors of American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, declared an increase in its quarterly dividend rate. The Company will pay a quarterly cash dividend of $0.24 per common share on December 18, 2015, to shareholders of record December 4, 2015.
This represents a one cent (4.3%) increase over the previous quarter dividend and the first change in the Company’s dividend since 2007.
“I am pleased that our operating results allow us to increase our dividend while maintaining a strong capital position,” stated Jeffrey V. Haley, President and Chief Executive Officer.
American National Bankshares Inc. considers the payment of appropriate dividends a vital part of its capital planning and management program. The Company adheres to a dividend policy based on a review of earnings, growth, capital and such other factors that the Board of Directors considers relevant to the dividend decision process.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.5 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $733 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

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